Free Writing Prospectus

filed pursuant to Rule 433

Relating to the Preliminary Prospectus

Supplement dated September 22, 2014

Registration Statement No. 333-198744

TRINITY INDUSTRIES, INC.

Pricing Term Sheet

Pricing Term Sheet dated September 22, 2014 to the Preliminary Prospectus Supplement dated September 22, 2014 of Trinity Industries, Inc. This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with such information. Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer:	Trinity Industries, Inc.

Principal Amount:	$400,000,000

Title of Security:	4.550% Senior Notes due 2024

Maturity:	October 1, 2024

Coupon :	4.550%

Public Offering Price:	99.888%

Yield to Maturity:	4.564%

Spread to Benchmark Treasury:	+200 bps

Benchmark Treasury:	UST 2.375% due August 15, 2024

Benchmark Treasury Price/Yield:	98-11+ / 2.564%

Interest Payment Dates:	April 1 and October 1 of each year, beginning on April 1, 2015

Trade Date:	September 22, 2014

Settlement Date:	September 25, 2014 (T+3)

Ratings:*	Moody’s: Ba1
S&P: BBB-
Fitch: BBB-

Denominations:	$2,000 and integral multiples of $1,000

Make-Whole Redemption:	Before July 1, 2024 at the make-whole redemption price
(Treasury plus 30 basis points)

Par Call:	On or after July 1, 2024

CUSIP/ISIN Numbers:	CUSIP: 896522AH2
ISIN: US896522AH27

Form of Offering:	SEC Registered (Registration No. 333-198744)

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
RBS Securities Inc.
Wells Fargo Securities, LLC
BOSC, Inc.
Credit Suisse Securities (USA) LLC
Fifth Third Securities, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC (1-212-834-4533) or Merrill Lynch, Pierce, Fenner & Smith Incorporated (call 1-800-294-1322, or e-mail dg.prospectus_requests@baml.com).